Exhibit 10.3

FORM OF RESTRICTED STOCK UNIT AGREEMENT

UNDER THE MAC-GRAY CORPORATION
2005 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: _______________________

No. of Restricted Stock Units Granted: _______________________

Grant Date: _______________________

Final Acceptance Date: _______________________

Pursuant to the Mac-Gray Corporation 2005 Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, Mac-Gray Corporation (the “Company”) hereby grants a deferred stock award consisting of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above.  Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01 per share (the “Stock”) of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

1.             Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by signing and delivering to the Company a copy of this Award Agreement.  Any consideration due to the Company on the issuance of the Award has been deemed to be satisfied by past services rendered by the Grantee to the Company.

2.             Restrictions on Transfer of Award.

(a)           The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee until (i) the Restricted Stock Units have vested as provided in Section 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee.

(b)           If the Grantee’s employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to the satisfaction of the vesting conditions set forth in Section 3 below, any Restricted Shares that have not vested as of such date shall automatically and without notice terminate, be forfeited and be and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

3.             Vesting of Restricted Stock Units.  The restrictions and conditions in Section 2 of this Agreement shall lapse on up to one third (1/3) of the Restricted Stock Units following each of the Company’s fiscal years ended December 31, 2008, 2009 and 2010 (each, a “Fiscal Year”) on the date (the “Vesting Date”) on which the Committee makes a determination that the Company has achieved the Performance Measure (as defined below) target amount established by the Committee for such Fiscal Year, provided that the Grantee is an employee of the Company or a Subsidiary on such Vesting Date.  The actual number of Restricted Stock Units that will vest on a particular Vesting Date will depend on the percentage of the Performance Measure target amount the Company achieved for the previous Fiscal Year based on the following percentage thresholds:

If this % of the Performance Measure target amount is achieved (without rounding):	Grantee will earn this % of one third (1/3) of the Restricted Stock Units on the Vesting Date:
Less than 90%	0%
90%	50%
91%	55%
92%	60%
93%	65%
94%	70%
95%	75%
96%	80%
97%	85%
98%	90%
99%	95%
100%	100%

For purposes of this Section 3, the “Performance Measure” shall mean, for any Fiscal Year, (a) the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for such Fiscal Year, less (b) the Company’s interest expenses and capital expenditures for such Fiscal Year, as determined by reference to the Company’s audited financial statements for such Fiscal Year.  The Committee shall review the Company’s audited financial statements promptly after their preparation each year to determine the percentage of the Performance Measure target amount that was achieved for purposes of this Section 3.

If on any Vesting Date all or some of the Restricted Stock Units do not vest because the conditions of this Section 3 are not satisfied at the 100% level, then such unvested Restricted Stock Units shall automatically and without notice terminate, be forfeited and become null and void, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.

4.             Dividend Equivalents.

(a)           If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.

(b)           In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.  Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

5.             Receipt of Shares of Stock.

(a)           As soon as practicable following each vesting date, the Company shall issue to the Grantee a certificate representing the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee that have vested pursuant to Section 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares, including voting and dividend rights, and such shares of Stock shall not be restricted by the provisions hereof.

(b)           Upon a Sale Event, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units credited to the Grantee on such date in full satisfaction of such Restricted Stock Units; provided, however, that in the event the Company is involved in a transaction in which shares of Stock will be exchanged for cash or other consideration, the Grantee shall receive cash or other consideration equal in value to the aggregate number of Restricted Stock Units credited to the Grantee on the date of the Sale Event.

6.             Incorporation of Plan.  Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

7.             Tax Withholding.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The

Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.             No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9.             Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

MAC-GRAY CORPORATION

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee’s Signature

Grantee’s name and address: